Exhibit 99.1

Questar E&P acquires new Haynesville Shale acreage, provides an operational update on key plays, and sets initial 2010 production guidance at 210-215 Bcfe

SALT LAKE CITY — Questar Corporation (NYSE:STR) subsidiary Questar Exploration and Production Company (Questar E&P) today provided an update on the company’s leasing and acquisition activity in the Haynesville Shale play, recent well results and initial drilling plans for 2010 in its core operating areas. Questar E&P also provided 2009 and 2010 natural gas and oil-equivalent production guidance and capital expenditure forecasts.

Questar E&P increases net leasehold in Haynesville Shale core by 39% to 43,000 acres

Through a series of acquisitions and ongoing leasing activity, Questar E&P has increased its net leasehold position in the core of the Haynesville Shale play in NW Louisiana to approximately 43,000 net acres. The majority of the recently acquired leasehold is located in Bienville Parish, immediately to the north and contiguous with the company’s Woodardville property acquired in February 2008. Development of the newly acquired leasehold is now underway, with two wells waiting on completion and three wells currently drilling. A revised Haynesville leasehold map, along with updated activity maps for other Questar E&P key operating areas, can be found at: www.questar.com.

Recent Questar E&P Haynesville well results confirm that the company’s acreage is in the “Heart of the Core” of the play

Since Questar’s second-quarter teleconference, Questar E&P has completed and turned four new operated wells to sales, each with strong initial rates and flowing pressures.

Well Name	First Sales	Working Interest	Peak 24 hour rate
Sample 10H #2	Aug 15, 2009	66%	21.5 MMcfd
NAC 36H #1	Aug 24, 2009	62%	23.7 MMcfd
Baker 7H #1	Sep 5, 2009	63%	24.4 MMcfd
Sample 10H #1	Sep 20, 2009	93%	22.6 MMcfd

All four wells had initial flowing casing pressures in excess of 7,800 pounds per square inch on chokes varying from 24/64” to 28/64”. Year-to-date, Questar E&P has working interests in 19 new Haynesville completions, plus 9 wells that have been drilled and cased with completions either underway or planned by the end of the year. In addition, the company has interests in 10 Haynesville wells that are currently being drilled. For 2010, Questar E&P expects to operate 8 drilling rigs in NW Louisiana, with 7 rigs targeting horizontal Haynesville development.

New well completions at Pinedale on track with previous forecast

At Pinedale in southwestern Wyoming, the company has completed and turned to sales 82 new wells in 2009 and is on track to complete a total of 95 to 100 wells by year end. The company has 5 operated rigs currently working at Pinedale and anticipates adding a sixth rig by year end. Questar’s Pinedale team continues to improve drilling and completion performance at Pinedale. Average gross completed well costs on Questar-operated wells trended below $5 million during the quarter. If five-acre-density development is appropriate for a majority of its leasehold, the company currently estimates up to 1,400 additional wells will be required to fully develop its acreage. Questar E&P has an approximate 60% working interest in its operated Pinedale acreage. For 2010, the company plans to operate 6 rigs on its Pinedale acreage.

Anadarko Basin Woodford Shale results continue to confirm “Cana” play potential

Questar E&P has added two new company-operated Woodford “Cana” Shale wells on its 22,000 net acre leasehold in western Oklahoma. On August 10, the Leck 4-28H well (100% WI) was turned to sales with a peak 24-hour production rate of 4.9 MMcfd. The Austin 1-23H well (100% WI) was turned to sales on October 12 with a peak 24-hour production rate of 7.6 MMcfd and 42 bopd. The company has one operated rig working in the play, has working interests in six currently drilling wells, and five wells that have been drilled and cased and are either waiting on completion or completion is in progress. Questar E&P currently has working interests in 45 producing wells and estimates it could have interests in up to 700 development locations in the emerging play. For 2010, Questar E&P anticipates operating one drilling rig in the play and participating in numerous outside operated wells.

Horizontal Granite Wash potential under evaluation in Oklahoma and Texas

The company recently completed a horizontal Granite Wash “B” (Colony Wash) well in Washita Co, OK. The Roxanne 2-17H went to sales on October 9 with a peak 24-hour production rate of 5.5 MMcfd and 660 bopd on a 22/64-inch choke. Questar E&P has a 56% working interest in the well. In the Texas Panhandle, the company is currently drilling its first operated horizontal Granite Wash well. The Puryear 5-28H (35% WI), located in Wheeler Co, will target the “Caldwell” Granite Wash zone with a projected measured depth of 17,200 feet. Questar E&P has over 24,000 net acres in the TX and OK Granite Wash plays. For 2010, the company anticipates operating at least one drilling rig targeting both horizontal and vertical Granite Wash development.

Second Questar-operated Bakken well completion further validates company’s 80,000 net acre leasehold in North Dakota

On October 12, Questar E&P turned its second horizontal Bakken well, the MHA 1-08H-149-90 (78% working interest), to sales with a peak 24-hour production rate of 841 Boe per day from a 5,023 foot lateral in the Middle Bakken dolomite. The MHA 1-08H-149-90 is a 5-mile step-out from the nearest Bakken production to the north and is the first Bakken producer in the township. The company is drilling ahead on a third Questar E&P-operated horizontal well, the MHA 1-13-14H-150-91 (87.5% working interest), with a planned lateral length of 9,300 feet. Questar E&P currently plans to operate one drilling rig throughout 2010 and currently has working interests in 23 producing wells in the play.

Questar E&P 2009 production guidance now 183-186 Bcfe

For the third quarter of 2009, Questar E&P net production was 43.8 Bcfe, or an average of 476 MMcfe per day. Cumulative net production through the third quarter of 2009 was 134.1 Bcfe. Third-quarter production volumes were reduced by continued price-related voluntary curtailments from the second quarter, as the company deferred completion of new wells, curtailed production and shut-in production from some existing wells. The company has reduced curtailments in the fourth quarter and forecasts net production for 2009 will range between 183 and 186 Bcfe.

“We are now returning curtailed and shut-in wells to production and working through our deferred completion inventory” said Chuck Stanley, Questar E&P president and CEO. “Flush production from shut-ins and ongoing normal-course completions has boosted Questar E&P current production to about 575 MMcfe per day.” For 2009, Questar E&P forecasts capital expenditures of $1.05 billion.

Questar E&P provides initial 2010 production of 210-215 Bcfe, up about 15% over 2009 levels

Questar E&P estimates net production for 2010 will range between 210 and 215 Bcfe.  For 2010, Questar E&P projects capital expenditures of approximately $0.9 billion.

“We’ve got great visibility on production growth for the fourth quarter of 2009 and for 2010 and beyond.” Stanley added. “With our inventory of high-quality development locations in some of the most economic resource plays in North America, we now have confidence in our ability to grow production 12-15% per year over the next 5 years - without an acquisition.”

About Questar

Questar Corp. (NYSE:STR) is a natural gas-focused energy company with an enterprise value of over $9.3 billion. Questar finds, develops, produces, gathers, processes, transports, stores and distributes natural gas.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934 as amended. All statements other than statements of historical facts included or incorporated by reference in this report, including, without limitation, statements regarding the company's future production volumes, financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. Although these statements are made in good faith and are reasonable representations of Questar Corporation’s expected performance at the time, actual results may vary from management's stated expectations and projections due to a variety of factors.

For more information, visit Questar’s Web site  -  www.questar.com.

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